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                                                                  EXHIBIT 10.22


Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked [****], have been separately filed with the commission.


                         WEB SITE DEVELOPMENT AGREEMENT

         Agreement made as of the 18th day of June, 1997, by and between WBGO, 54 Park Place, Newark, N.J. 07102 ("WBGO") and N2K INC., 55 Broad Street, New York, N.Y. 10004 ("N2K")

                  WHEREAS, WBGO is a radio station broadcasting a jazz format within the Metropolitan New York/New Jersey vicinity, (the "Programming Service"); and

                  WHEREAS, N2K is the designer and operator of Internet-based information and transaction services, and engaged in providing content via its online service, Jazz Central Station ("JCS"), which is available free to the public through the Internet and commercial online services; and

                  WHEREAS, WBGO and N2K desire to establish and maintain a WEB site within N2K's JCS (hereafter the "WEB SITE," as further defined in section 1(d) below), through which WBGO and N2K will provide to users of the Internet and commercial on-line services (hereafter the "Internet" shall refer to the Internet and commercial on-line services collectively), the retransmission of certain portions of WBGO's over the air programming to such Internet users; and

                  NOW, THEREFORE, in consideration of the mutual promises herein contained and for good and other valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.       RIGHTS GRANTED

                  (a) WBGO grants to N2K an exclusive license to (i) load and store the computer files constituting the WEB SITE, on N2K's World Wide Web server, (ii) make the computer files constituting the WEB SITE readily available for transmission and, where applicable, downloading on demand to computers connected to the Internet;

                  (b) WBGO grants to N2K a license to use its trademarks (the "Marks") within the WEB SITE, and in any media for advertising and publicity and in connection with WEB SITE and in promotional materials prepared in connection with the WEB SITE (the "Promotional Materials"). WBGO agrees that the WEB SITE will be the only web site through which the Programming Service will be available and agrees to so indicate on its marketing materials and relevant formal public communications

                  (c) WBGO grants N2K the exclusive right and license to retransmit on-line those portions of WBGO's complete Programming Service which is owned and/or controlled by WBGO (the "WBGO Programming Service"), to provide said WBGO Programming Service


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(through "Streaming Audio" or equivalent technology) free to the public via its online service, (the "Retransmission"). WBGO agrees that it will not make the Programming Service available to any other Web site or on-line service. N2K agrees that the Retransmission will be on a "live" or "real time" basis. For avoidance of doubt, the WBGO Programming Service will not include certain programs provided and controlled by third parties, such as National Public Radio, where WBGO does not have authority to retransmit such programming and so notifies N2K reasonably in advance. In each such instance where such programming is not available for retransmission by N2K, WBGO agrees to cooperate with N2K in obtaining suitable substitute programming material. In consideration of WBGO's agreement not to grant a similar license for the retransmission of any or all of WBGO's Programming Service, N2K agrees that it will not, during the term hereof, contract with any other third party, operating a traditional jazz radio station, to carry such station's program service within N2K's JCS. For avoidance of doubt, the foregoing shall not be construed as prohibiting or in any way limiting N2K from transmitting performances of jazz music in conjunction with or without other multimedia and interactive content, through JCS or its other on-line services.

                  (d) For purposes of this agreement the "WEB SITE" shall refer to the World Wide Web site created pursuant to this Agreement and its constituting data and program files, including without limitation, the User Interface (as hereafter defined) formatted in HTML or any other programming language, and produced for transmission over the Internet, as such site may be updated from time to time. It is agreed that the WEB SITE shall constitute a single "page" within JCS, containing the Retransmission and related text and/or graphics, provided that at such time as the content on the WEB SITE reaches the capacity of the single page, the WEB SITE shall be enlarged, subject to the mutual approval of the parties hereto.

2.       PERFORMANCE LICENSING:

         N2K will notify ASCAP and BMI and any other necessary licensing authority of its intention to carry WBGO's broadcast signal, will obtain any and all licenses from these or other entities and will be responsible for any and all fees and other responsibilities required for the Retransmission on JCS and hereby indemnifies WBGO with respect to any claims arising from N2K's breach of this warranty.

3.       ENGINEERING AND MAINTENANCE:

         N2K shall (i) link the WEBSITE to N2K's databases and related services, and (ii) operate the WEB SITE as heretofore described above. N2K shall store the WEB SITE on its servers, and provide and maintain the technical systems through which the WEB SITE shall be accessed via the Internet. N2K shall be solely responsible for the operation of the WEB SITE and will bear the cost of the aforementioned WEB SITE design and development, including, without limitation, HTML formatting, software development and software licensing, subject to the provisions of section 5(b) below.


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4.       UPDATES AND TECHNICAL MAINTENANCE

         During the term of this agreement, N2K agrees to perform the functions described in Section 3 above, from time to time as it deems necessary, to update and to maintain the WEB SITE in proper working order and to use the same or substantially equivalent methods for delivery of Retransmission as the most widely recognized and technically advanced. N2K will bear the costs incurred in performing the aforementioned tasks subject to the provisions of section 5(b) below.

5.       BUDGET

                  (a) N2K agrees to allocate and spend approximately [****] Dollars in one time costs (the "Development Expense") to design, produce and provide initial maintenance to establish the WEB SITE and approximately [****] Dollars during the term to maintain the WEB SITE (the "Maintenance Expense").

                  (b) In consideration for the costs to be incurred by N2K as set forth in 5(a) above, the benefits to WBGO of the WEB SITE'S presence on JCS and the other forms of promotion for WBGO to be provided by N2K, WBGO agrees to provide, at no cost to N2K, a minimum of three hundred fifty (350) thirty second (0:30) "Underwriting Announcements" during each year of the term hereof. (the "Barter").

                  (c) Subject to any FCC or other applicable restrictions or guidelines, WBGO will make such inventory of Barter (as set forth in 5(b) above) available to N2K over the Term of this agreement, according to a schedule mutually agreed upon by N2K and WBGO.

6.       COPYRIGHTS, OWNERSHIP OF CONTENT

         (a) N2K represents that it has or will have the rights to and WBGO agrees that all of the following are and shall remain the sole and exclusive property of N2K: (i) all the software code, created by N2K or licensed by it, and used in the operation of the WEB SITE, including but not limited to the User Interface of the WEB SITE, any works derived therefrom and the copyrights therein; (ii) all content developed or produced by N2K and used in the WEB SITE (including any content licensed by N2K from third parties), including but not limited to the copyright in any such original content, and any works derived therefrom, subject to the prior rights of third party licensors.

         (b) N2K agrees that the Programming Service shall remain the sole and exclusive property of WBGO.

7.       OWNERSHIP OF TRADEMARKS

                  N2K hereby acknowledges that WBGO is the sole owner of the Marks and of the


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respective goodwill and reputation symbolized thereby, and that nothing contained herein shall constitute an assignment of the Marks or grant to N2K any right, title or interest therein, except the right to use the Marks in accordance with the terms of this Agreement.

8.       TERM

         (a) The term of the agreement shall be effective upon the execution of the agreement and continue for a period extending two (2) years from the launch date of the WEB SITE. The agreement shall automatically renew for additional one
(1) year terms unless either party gives written notice of termination no less than sixty (60) days prior to the expiration of the current term or any subsequent renewal term.

         (b) Either party may terminate this Agreement at any time upon sixty
(60) days written notice of material breach of the other party, unless the breaching party remedies the breach within such notice period.

         (c) This agreement shall terminate automatically in the event that (i) WBGO no longer offers its Programming Service or (ii) N2K no longer operates JCS or an comparable on-line program service.

9.       MARKETING & RELATED REQUIREMENTS

         a) WBGO agrees that during the Term hereof, it will:

                  (i) provide and maintain, at WBGO's sole expense, a hyperlink between WBGO's own web site (the "WBGO site") and the WEB SITE in order to enable N2K to retransmit the Programming Service with such link, prominently displayed on the home page and/or each section featured on the WBGO site.

                  (ii) provide, at no cost to N2K, editorial and/or advertising space in WBGO's monthly program guide for the promotion of Jazz Central Station. N2K will create the text and/or artwork associated with such space each month, at its sole expense.

                  (iii) use its best efforts to provide N2K with the opportunity to insert promotional materials, such as flyers or cards, in WBGO's regular mailer. N2K will bear the expense of such inserts or, if applicable, reimburse WBGO its actual expense in providing this service to N2K. All inserts must contain the WBGO logo or written reference to WBGO.

         (b) N2K agrees that during the Term hereof it will:

                  (i) provide marketing and promotion of the WBGO Retransmission through its various music related web sites and third party media, including such publications as JazzTimes and Jazz Educators Journal and through on-line advertising opportunities.


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                  (ii) prominently display the WBGO logo on the splash page
and/or home page of JCS.

                  (iii) maintain JCS as a site on the World Wide Web that offers a comparable level of performance and functionality as offered on the date of execution of this Agreement and, to the extent commercially reasonable, will continue to integrate common features of functionality as comparable websites and will provide the appropriate facilities to reasonably accommodate the then current user demand for the Retransmissions.

10.      ADVERTISING

                  (a) N2K shall own all right, title and interest in and to the advertising and promotion spaces within the WEB SITE and shall have the exclusive right to sell promotions, advertisements, links, pointers or similar services or rights on or through the WEB SITE (the "Advertising Inventory"), subject to the approval of WBGO.

                  (b) N2K shall pay WBGO [****] percent of all Net Advertising Revenues. "Net Advertising Revenues" shall mean the Advertising Revenues remaining, after first deducting any applicable sales and/or agency fees. "Advertising Revenues" shall mean the amounts collected by N2K derived from the purchase of Advertising Inventory, less N2K's administration fee of [****] percent of gross advertising revenues.

                  (c) WBGO shall have the right to use up to [****] percent of the total advertising inventory of the WEB SITE, at their sole discretion and at no cost for uses related to the promotion of WBGO, provided that suitable artwork is supplied to N2K for appropriate placement.

                  (d) WBGO and N2K shall each have the right to use up to [****] percent of the unsold and otherwise unallocated Advertising Inventory, at no cost and at their sole discretion, respectively. Prior to any such use by WBGO, WBGO shall confirm with N2K that the particular WEB SITE advertising space has not already been sold for the time period in question. N2K will use its best efforts to notify WBGO in a reasonable and timely manner, of the unallocated Advertising Inventory.

11.      USAGE DATA

                  (a) N2K will own any and all of its user information and usage data, including but not limited to specific user information obtained by N2K from computer system servers operated by or for N2K by third parties or otherwise from the operation of JCS (collectively, the "N2K Usage Data").

                  (b) N2K agrees to pursue reasonable efforts to collect and provide WBGO on a reasonable frequency, subject to N2K's technical capabilities, N2K Usage Data in the


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following forms: (i) the number of user requests for the Retransmission; (ii)
the number of "clicks" on the WBGO logo on the JCS "splash" page; and (iii) the number of clicks on the link to wbgo.com from the JCS/WBGO (WEB SITE) page.

12.      FORCE MAJEURE

         Neither party shall be liable to the other or deemed to be in breach hereunder for non-performance or delays due to fire, boycott, lock-out, war, labor or civil disturbance, riots, acts of God, insurrection, government orders or regulations, or any other cause beyond the reasonable control of the party delayed or prevented from performing.

13.      RELATIONSHIP OF THE PARTIES

         This agreement does not constitute a partnership, joint venture, agency, employee/employer, or any other similar relationship between the parties hereto. Further, neither party is authorized to waive any right, or assume or create any contract or obligation of any kind in the name of, or on behalf of, the other or to make any statement that it has the authority to do so.

14.      WARRANTY AND INDEMNITY

                  (a) Subject to N2K obtaining licenses required pursuant to
Section 2 above, WBGO warrants and represents that the Retransmission will in no way violate any existing copyright, either in whole or in part, that use by N2K, as provided herein, will not infringe upon the rights of any third party and that the WBGO Programming Service contains no matter which will be libelous.

                  (b) Each party represents and warrants to the other that : (i) such party has the full corporate right, power and authority to enter into this Agreement, to grant the licenses granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such party , and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; (iii) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (iv) such party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof which are not expressly provided for in this Agreement.

                  (c) Any and all other representations and warranties of any kind whatsoever, express or implied, regarding the operation of the WEB SITE, or either party's performance under the Agreement, including representations and warranties as to the operation, functionality, lack of interruption or resources of the WEB SITE, are expressly excluded. Without limiting the foregoing, each party disclaims any implied warranties of merchantability and fitness for a


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particular purpose. Except for the indemnification obligations established by
Sections 14(a) and (b), neither party shall be liable for any consequential, incidental, indirect, economic, special, exemplary or punitive damages incurred by the other party, such as, but not limited to, loss of revenue or anticipated profits or lost business, even if the other party has advised that such damages are possible as a result of any breach of warranty.

                  (d) Subject to the limitations set forth in 14(c) above, each party hereto shall defend and indemnify the other from all damages, costs and expenses including attorney's fees, as well as any claim, suit, loss or damage as a result of a breach of the above warranties and representations.

15.      NOTICES

         All notices, approvals, or documents which either party hereto is required to deliver to the other party shall be in writing and shall be personally delivered or telegraphed or faxed (with telephonic confirmation of receipt) or mailed by Express Mail or comparable overnight courier, to such party at the address set forth at the top of this agreement. A copy of notices to N2K shall simultaneously be sent to Arthur S. Weiner, Esq., 250 West 57th Street, Suite 1508, New York, N.Y. 10019.

16.      MISCELLANEOUS

                  (a) This agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersede any prior contemporaneous agreements, oral or in writing. The paragraph headings used in this Agreement are for convenience only and shall have no legal effect whatsoever.

                  (b) This agreement may not be changed, modified, amended or supplemented, except in writing signed by a duly authorized representative of each party.

                  (c) No waiver by either party of any term or condition of this agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed a further or continuing waiver of any such term or condition, or a waiver of any other term or condition, or a waiver of any other term or condition in this agreement.

                  (d) If any provision of this agreement is found to be invalid by any court, (pursuant to Section 16(g) below) having competent jurisdiction, the invalidity of such provision shall not effect the validity of the remaining provisions hereof.

                  (e) Each party represents that all necessary approvals and consents have been obtained for entry into this agreement. Each of the parties acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as may be expressly set forth herein.


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                  (f) This agreement is binding upon and shall inure to the
benefit of the parties, their successors, trustees and assigns.

                  (g) Regardless of the place of physical execution, this agreement shall be governed by and construed in accordance with the laws of the State of New York, as applicable to agreements executed and performed within that state, and any disputes or controversies arising hereunder shall be subject to the jurisdiction of Courts of the State of New York or of the U.S. Federal District Court for the Southern District of New York. Any process in any action or proceeding arising under or relating to this Agreement may, among other methods, be served by delivering or mailing the same by registered or certified mail, directed to either party at the address first written above or such other address as you designate by notice to the other party as provided herein. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of New York.

                  (h) This agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall continue one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first above written.

WBGO                                              N2K Inc.



By /s/Cephas Bowles 6/18/97                       By /s/ J.J. Rosen
  -----------------                                 -----------------------
  Cephas Bowles                                     J.J. Rosen
  General Manager                                   Sr. VP & General Manager
                                                    N2K Entertainment



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